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                                                                      EXHIBIT 15



The Board of Directors and Shareholders
Tidewater Inc.



We are aware of the incorporation by reference in the Registration Statements 33-63094, 33-38240, and 333-32729 on Form S-8 of Tidewater Inc. of our report dated January 23, 1998 relating to the unaudited condensed consolidated interim financial statements of Tidewater Inc. that is included in its Form 10-Q for the quarter ended December 31, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                                 Ernst & Young LLP




New Orleans, Louisiana
January 23, 1998



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